TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES



     Fund:      U S Small Co                    Security: Galileo International,
                                                Inc.
                                                Common Stock
     Issuer:    Galileo International, Inc.

                REQUIRED INFORMATION                  APPLICABLE RESTRICTION

1 .     Offering Date                   7/24/97       None

2.     Total Size of Offering          783,951,000    None

3.     Unit Price of Offering                24.50    None

4.     Underwriting  Spread                  1.285    Morgan Guaranty
                                                      determination
                                                      must be made

5.     Years of Issuer's Operations              4     Must be at least
                                                       three*

6.     Underwriting                           firm     Must be firm

7.     Trade Date                         7/24/97      No later than 1
                                                       day after #1

8.     Portfolio Assets on Trade  Date  1,183,899,404  None

9.     Price Paid per Unit                      24.50  Must not exceed
                                                       #3  ($24.5 )

10.     Total  Price Paid by Portfolio    4,723,600    Must not exceed
                                                       #8x3% ($35,516,982)


11.     Total Price Paid by Portfolio  plus            If less than $500,000,
         Total Price  Paid for  same sec -             must not exceed #2 x 10%
         urities by associated Funds      4,723,600    (N/A), otherwise must not
                                                       exceed #2x4% (31,358,040)

12.     List of Underwriters from whom                 Must not include  Morgan
         Portfolio purchased                           Guaranty or affiliates **
                                                       Morgan Stanley and Co.
                                                       Lehman Bros., Inc
                                                       Bear, Stearns Securities
                                                       Furman, Selz, Magerdie

     Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                                  /s/James Otness
                                                  Portfolio Manager

     * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


     List of Underwriters or Dealer from whom Portfolio purchased:
                Morgan Stanley and Co.
                Lehman Bros., Inc
                Bear, Stearns Securities
                Furman, Selz, Magerdie